Exhibit 23.2

        CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 Registration Statement and related Prospectus of our report dated May 2, 1997 (except with respect to the matter discussed in Note 7 included in the Bioject Medical Technologies, Inc. Annual Report on Form 10-K for which the date is June 18, 1997) included in the Bioject Medical Technologies, Inc. Annual Report on Form 10-K for the fiscal year ended March 31, 1997 and to all references to our firm included in this Registration Statement and related Prospectus.



           /S/ ARTHUR ANDERSEN LLP

Portland, Oregon
July 9, 1997